Exhibit 99.1

    PAYLESS SHOESOURCE ANNOUNCES 114 PERCENT INCREASE IN DILUTED EARNINGS PER
                   SHARE FOR THE FIRST QUARTER OF FISCAL 2005

    TOPEKA, Kan., May 19 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the first quarter of fiscal 2005, which ended April 30, 2005, diluted earnings per share increased by 114 percent to $0.45 from $0.21 during the first quarter of fiscal 2004. The company recorded net earnings of $30.2 million during the first quarter 2005 compared with $14.1 million during the first quarter 2004.

    The loss of ($1.5) million, or ($0.02) per share from discontinued operations during the first quarter 2005 primarily reflects additional expenses for contract terminations. Discontinued operations include Parade, Peru, Chile and 26 Payless stores in North America. The company exited these operations during 2004 as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision- making, increase profitability, improve operating margin and build value for shareowners over the long-term.

    Diluted earnings per share from continuing operations increased during the first quarter 2005 by 81 percent to $0.47 from $0.26 during the first quarter 2004. Net earnings from continuing operations were $31.7 million in the first quarter 2005, a 77 percent improvement over net earnings from continuing operations of $17.9 million in the first quarter 2004.

    Company sales during the first quarter 2005 totaled $695.2 million, a 0.4 percent increase from $692.3 million during the first quarter 2004. Same-store sales increased 2.7 percent during the first quarter 2005. In total, unit sales decreased by 4.9 percent and average unit retail increased by 5.4 percent during the first quarter 2005, compared with the same period last year. For footwear, unit sales decreased by 1.4 percent and average unit retail increased by 2.8 percent relative to the same period last year.

    Gross margin was 35.1 percent of sales in the first quarter 2005 versus 31.3 percent in the first quarter 2004. The improvement resulted primarily from more favorable initial mark-on relative to last year and the positive leverage on occupancy costs due to increased sales. Inventory condition also continued to improve in the first quarter. The company believes that inventory is currently in excellent condition, with a low level of aged merchandise. In total, Cost of Sales decreased by $24.7 million in the first quarter 2005. The improvements in inventory condition in addition to other items relating to the costing of inventory represented approximately $12 million of the reduction in Cost of Sales in the first quarter and are unlikely to occur in this magnitude during future quarters.

    Selling, general and administrative expenses were 28.3 percent of sales in the first quarter 2005 versus 27.2 percent in the first quarter 2004. The increase reflects higher advertising expense relative to last year, and increased costs for employee incentive programs. These increases were partially offset by lower costs for payroll, reflecting reduced headcount.

    The company's effective income tax rate on continuing operations was 28.6 percent during the first quarter 2005, including the benefit of released tax reserves relating to favorable income tax audit settlements. For the full fiscal year 2005, the effective income tax rate is expected to be approximately 35 percent, exclusive of the reserve release which was specific to the first quarter.

    Balance Sheet
    The company ended the first quarter 2005 with cash of $303.3 million, an increase of $178.0 million over the cash and marketable securities balance as of the end of the first quarter 2004.

    Total inventories at the end of the first quarter 2005 were $383.9 million compared to $422.2 million at the end of first quarter 2004. Inventory per store decreased by 5.6 percent.

    There were no borrowings on the company's revolving credit facility outstanding as of the end of the first quarter 2005.

    Capital Expenditures
    Total capital expenditures were $13.8 million during the first quarter 2005. During fiscal year 2005, Payless intends capital expenditures to be approximately $70 million. This reduction in capital expenditures compared with recent years is consistent with the company's focus on execution of Merchandise Authority in its core business.

    Store Count
    In the first quarter 2005, the company opened 16 new stores and closed 10, for a net increase of 6 stores. The company also relocated 23 stores. The store count as of the end of the first quarter 2005 was 4,646. As of the end of the first quarter 2004, the store count for continuing operations was 4,824.

    During fiscal year 2005, the company intends to open approximately 30 new stores and close approximately 70, for a net reduction of approximately 40 stores. The company also intends to relocate approximately 70 stores.

    Payless ShoeSource opened its first test store in Japan during the fourth quarter 2004. The company will continue to evaluate performance of this test store before considering any additional locations in Japan. Payless has curtailed any other expansion into new international markets to focus on its core business.

    Share Repurchase
    The company's capital allocation strategy is designed to fund both the necessary investment to improve the business and, when cash reserves are adequate, to use free cash flow to return more immediate value to shareowners.

    During the first quarter 2005, the company repurchased 125,000 shares of common stock for approximately $2 million. Under the indenture governing the company's 8.25% Senior Subordinated Notes, the company may repurchase approximately an additional $42 million of common stock. This limit will continue to adjust quarterly based on the company's net earnings.

    New Advertising Agency
    During the first quarter 2005, Payless named Martin/Williams Inc., Minneapolis, Minn., part of Omnicom Group, Inc., as the company's new advertising agency of record. The duties of Martin/Williams include the planning and creative development of Payless' broadcast advertising for the U.S. and Canada. Martin/Williams' creative input will be reflected in the company's advertising beginning in the fall 2005.

    Chairman's Comments
    "We are enthusiastic about our performance for the first quarter of 2005," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless ShoeSource, Inc. "We achieved significant improvements in operating profit and earnings. Sales exceeded our expectations for two of the three months of the first quarter, and we met our objective of low-single digit positive same- store sales for the quarter."

    "It is clear that customers have reacted positively to the company's spring merchandise to-date, especially in our women's and children's categories. Our branded athletic styles also continue to be strong across men's, women's and children's footwear."

    Fiscal 2005 Outlook
    Payless ShoeSource is committed to serving the interests of its shareowners by building long-term shareowner value. During 2005, the company will strive for continued improvements in operating results by:

     -- Maintaining a singular focus on its core business, the Payless
        ShoeSource chain of family footwear stores;
     -- Accelerating customer acceptance of the Merchandise Authority positioning in value priced footwear and accessories, differentiating its product offering from other retailers;
     -- Continuing the efforts to build select athletic and casual lifestyle brands that provide styling and quality to a broader audience of customers;
     -- Refocusing the company's marketing efforts to build more customer traffic in the Payless stores and communicate its Merchandise Authority position more clearly;
     -- Continuing to improve its information technology to manage inventory, pricing and store operations;
     -- Continuing to pursue gross margin improvement relative to 2004;
     -- Maintaining disciplined control of expenses; and, -- Improving the in-store shopping experience.

    Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy. The company does not provide guidance for sales, earnings or margins. However, certain financial metrics for fiscal 2005 are expected to include:

     -- Depreciation and amortization of approximately $90 - $95 million dollars;
     -- Capital expenditures planned at $70 million; and, -- Working capital should be approximately neutral.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of April 2005, the Company operated a total of 4,646 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yaun and other currencies. Please refer to the Company's 2004 Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

    NOTE REGARDING ATTACHMENTS:
     -- The condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2004 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2004 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

(Millions, except per share data)

                                                       13 Weeks Ended
                                               -----------------------------
                                                 April 30,        May 1,
                                                   2005            2004
                                               -------------   -------------
Net sales                                      $       695.2   $       692.3

Cost of sales                                          450.8           475.5

Gross margin                                           244.4           216.8

Selling, general and administrative expenses           196.7           188.4

Restructuring                                            0.7               -

Operating profit from continuing operations             47.0            28.4

Interest expense, net                                    3.2             4.4

Earnings from continuing operations
 before income taxes and minority interest              43.8            24.0

Provision for income taxes                              12.5             8.0

Earnings from continuing operations
 before minority interest                               31.3            16.0

Minority interest, net of income taxes                   0.4             1.9

Net earnings from continuing operations                 31.7            17.9

Loss from discontinued operations,
 net of income taxes and minority interest              (1.5)           (3.8)

Net earnings                                   $        30.2   $        14.1

Diluted earnings per share:
     Earnings from continuing operations       $        0.47   $        0.26
     Loss from discontinued operations                 (0.02)          (0.05)
Diluted earnings per share                     $        0.45   $        0.21

Basic earnings per share:
     Earnings from continuing operations       $        0.47   $        0.26
     Loss from discontinued operations                 (0.02)          (0.05)
Basic earnings per share                       $        0.45   $        0.21

Diluted weighted average shares outstanding             67.2            68.0

Basic weighted average shares outstanding               67.1            67.9

                            PAYLESS SHOESOURCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                  APRIL 30,      MAY 1,       JANUARY 29,
(dollars in millions)                               2005          2004           2005
----------------------------------------------   ----------    ----------    ------------
ASSETS:

Current assets:
    Cash and cash equivalents                    $    303.3    $    121.3    $      289.6
    Marketable securities, available
     for sale                                             -           4.0             5.0
    Restricted cash                                     2.0          33.5             3.0
    Inventories                                       383.9         422.2           345.3
    Current deferred income taxes                      20.9          16.7            21.9
    Other current assets                               56.9          64.9            56.6
    Current assets of discontinued
     operations                                         4.8          27.4             8.5
Total current assets                                  771.8         690.0           729.9

Property and Equipment:
    Land                                                8.3           8.0             8.0
    Property, buildings and equipment               1,189.4       1,191.3         1,186.9
    Accumulated depreciation and
     amortization                                    (785.8)       (777.4)         (772.6)
    Property and equipment, net                       411.9         421.9           422.3

Favorable leases, net                                  20.8          26.9            21.7

Deferred income taxes                                  35.6          33.7            36.4

Goodwill, net                                           5.9           5.9             5.9

Other assets                                           23.1          21.7            23.5

Noncurrent assets of discontinued
 operations                                               -          28.2             0.1

TOTAL ASSETS                                     $  1,269.1    $  1,228.3    $    1,239.8

LIABILITIES AND EQUITY:

Current liabilities:
    Current maturities of debt                   $      1.5    $      0.9    $        0.3
    Notes payable                                       2.0          33.5             3.0
    Accounts payable                                  169.8         126.5           160.3
    Accrued expenses                                  158.2         140.1           159.7
    Current liabilities of
     discontinued operations                            5.0           6.0            15.0
Total current liabilities                             336.5         307.0           338.3

Long-term debt                                        204.3         202.6           204.3
Other liabilities                                      95.8          85.8            93.6
Noncurrent liabilities of
 discontinued operations                                  -           4.7               -
Minority interest                                       8.6          13.1             8.6

Equity                                                623.9         615.1           595.0

TOTAL LIABILITIES AND EQUITY                     $  1,269.1    $  1,228.3    $    1,239.8

                            PAYLESS SHOESOURCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                      13 Weeks Ended          Year ended
                                                 ------------------------    ------------
                                                  April 30,      May 1,       January 29,
(dollars in millions)                               2005          2004           2005
----------------------------------------------   ----------    ----------    ------------

OPERATING ACTIVITIES:
Net earnings (loss)                              $     30.2    $     14.1    $       (2.0)
Loss from discontinued operations,
 net of income taxes and minority
 interest                                              (1.5)         (3.8)          (37.1)
Net earnings from continuing
 operations                                            31.7          17.9            35.1
Adjustments for non-cash items
  included in net earnings from
  continuing operations:
     Non-cash component of
      restructuring charges                               -             -            10.8
     Loss on impairment and
      disposal of assets                                2.4           2.8             7.0
     Depreciation and amortization                     23.0          24.6            94.6
     Amortization of deferred
      financing costs                                   0.3           0.2             0.9
     Amortization of unearned
      restricted stock                                  0.2           0.2             0.7
     Deferred income taxes                              1.7          (0.8)           (6.4)
     Minority interest, net of
      income taxes                                     (0.4)         (1.9)           (3.6)
Changes in working capital:
     Inventories                                      (38.7)        (48.0)           31.0
     Other current assets                              (1.2)         (4.1)            8.4
     Accounts payable                                   8.3          (3.0)           30.7
     Accrued expenses                                  (1.5)         16.3            35.3
Other assets and liabilities, net                       2.4           6.9             6.1

Cash flow provided by operating
 activities from continuing
 operations                                            28.2          11.1           250.6

Net cash provided by (used in)
 discontinued operations                               (7.7)         (5.5)            6.6

INVESTING ACTIVITIES:
Capital expenditures                                  (13.8)        (26.2)         (104.9)
Dispositions of property and
 equipment                                                -             -             3.0
Purchases of marketable securities                        -          (4.0)          (13.0)
Sales of marketable securities                          5.0          10.0            18.0

Cash flow used in investing
 activities from continuing
 operations                                            (8.8)        (20.2)          (96.9)

FINANCING ACTIVITIES:
Payment of notes payable                               (1.0)            -           (30.5)
Restricted cash                                         1.0             -            30.5
Issuance of debt                                        1.2             -             2.4
Payment of deferred financing
 costs                                                    -          (0.1)           (0.2)
Repayment of debt                                         -          (0.3)           (1.5)
Issuances of common stock                               0.7           0.3             1.6
Purchases of common stock                              (2.1)         (0.7)          (11.4)
Contributions by minority owners                        0.2             -             3.7

Cash flow used in financing
 activities from continuing
 operations                                               -          (0.8)           (5.4)

Effect of exchange rate changes on
 cash                                                   2.0             -            (2.0)

Increase in cash and cash
 equivalents                                           13.7         (15.4)          152.9

Cash and cash equivalents,
 beginning of period                                  289.6         136.7           136.7
Cash and cash equivalents, end of
 period                                          $    303.3    $    121.3    $      289.6

SOURCE  Payless ShoeSource, Inc.
    -0-                             05/19/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.paylessinfo.com
                http://www.payless.com /